Exhibit No. 99.1

PRESS
RELEASE

Date:	September 30, 2003
Contact:	Stephen D. Conner
Telephone:	704-731-4205

Piedmont Natural Gas Completes Purchase of NCNG
and 50% Interest in EasternNC from Progress Energy

CHARLOTTE, NC – Piedmont Natural Gas [NYSE: PNY] today announced that it has closed on its purchase of North Carolina Natural Gas (NCNG), a natural gas distribution subsidiary of Progress Energy, and Progress Energy’s investment in EasternNC for $425 million in cash, plus $32.4 million for estimated working capital. NCNG serves approximately 180,000 residential, commercial and industrial natural gas customers, including 56,000 served by four municipal wholesale customers in eastern and southern North Carolina. EasternNC is a joint venture with the Albemarle Pamlico Economic Development Corporation to bring natural gas service to 14 counties in eastern North Carolina.

“This is an exciting time in the history of natural gas service in North Carolina, with one company serving the vast majority of our growing state—from the mountains to the sea,” commented Piedmont’s President and CEO Thomas E. Skains. “Combined with our other service areas in the upstate region of South Carolina and the greater Nashville, Tennessee, metropolitan area, our company now serves over 920,000 natural gas customers in the Southeast. In addition, we look forward to becoming an integral part of the new communities we now serve in the eastern and southern parts of North Carolina.”

Piedmont expects the purchase to be accretive to earnings in its 2004 fiscal year beginning November 1, 2003. Piedmont utilized a new short-term commercial paper program to finance the transaction, and intends to issue long-term securities, both debt and equity, in the near future to realign its long-term debt and equity capitalization to traditional ratios.

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could”, “will” and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 920,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

Contacts:
Piedmont Natural Gas
VP-Corporate Communications, Stephen D. Conner, Office: 704.731.4205, Cell: 704.607.4866
Director-Investor Relations, Headen Thomas, 704.731.4438